EXHIBIT 99.2

LABOR READY ANNOUNCES
NEW $100 MILLION STOCK PURCHASE AUTHORIZATION

TACOMA, WA, April 18, 2007—Labor Ready, Inc. (NYSE: LRW) today announced that its Board of Directors has authorized the purchase of up to an additional $100 million of Labor Ready common stock in either open market or private transactions.

“We have purchased $176 million of Labor Ready common stock over the last 12 months, and we plan to complete the new $100 million authorization over the next 12 months,” said Labor Ready CEO Steve Cooper.  “As we looked at our capital-management choices, we chose to increase our stock buyback efforts given our confidence in the company’s growth prospects. This buyback will not affect our ability to capitalize on strategic acquisitions that expand our reach in blue-collar staffing.”

The statements regarding our stock repurchase plans may constitute forward-looking statements within the meaning of the federal securities laws.  While we believe that the statements are reasonable, they are subject to risks and uncertainties, and our actual repurchases may differ due to, unexpected requirements for cash, including for acquisitions, changes in Labor Ready’s business prospects, the market price of Labor Ready’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by Labor Ready with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  Labor Ready does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Labour Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, Chief Financial Officer
253-680-8214

Stacey Burke, Director of Corporate Communication
253-680-8291